QUESTAR CORPORATION
                          DEFERRED SHARE PLAN
                   FOR HIGHLY COMPENSATED EMPLOYEES
         (As amended and restated effective February 13, 1996)


      Questar Corporation hereby amends and restates this DEFERRED SHARE PLAN FOR HIGHLY COMPENSATED EMPLOYEES, effective February 13, 1996.
This Plan, which was originally adopted effective July 1, 1989, is an unfunded plan established for the exclusive purpose of providing comparable benefits to Employees whose annual compensation exceeds the compensation that may be taken into account in providing benefits under the Questar Corporation Employee Investment Plan (or successor plan) due to limitations set out in the Internal Revenue Code or who elect to defer compensation under the terms of the Questar Corporation Deferred Share Plan. All of such Employees are select key management and highly compensated employees.

1.    Definitions.

      "Affiliated Company" means the Company and any corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), which includes the Company.

      "Beneficiary" means that person or persons who become entitled to receive payments under the Employee Investment Plan (or successor plan) in the event of the death of a Participant prior to the distribution of all benefits to which he is entitled under the such plan.

      "Code" means the Internal Revenue Code of 1986 and amendments thereto. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

      "Common Stock" means common stock of the Company.

      "Company" means Questar Corporation, a corporation organized and existing under the laws of the State of Utah, or its successor or successors.

      "Compensation" means an Employee's salary or wages, including payments under incentive compensation plans paid by the Employer and includable in taxable income during the applicable Plan Year, but exclusive of any other forms of additional Compensation such as the Employer's cost for any public or private employee benefit plan or any income recognized by the Employee as a result of exercising stock options. An Employee's Compensation for any Plan Year shall include any Elective Deferrals of the Employee under the ESOP or other tax-qualified plan, and any compensation deferred under the Questar Corporation Deferred Compensation Plan. An Employee's Compensation also shall include the amount of any reduction in Compensation for a Plan Year agreed upon under one or more Compensation reduction agreements entered into pursuant to the Questar Corporation Cafeteria Plan.

      "Compensation Limit" means $200,000 adjusted in the manner provided under Code Section 401(a)(17), which dollar amount shall be reduced to $150,000 as of January 1, 1994.

      "Deferred Shares" means those units credited to a Participant's account as a bookkeeping entry only that represent shares of Common Stock in which investments are deemed to be made under this Plan.

      "Disability" means a condition that renders a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. A Participant shall not be considered to be disabled unless he furnishes proof of the existence of such disability in such form and manner as may be required by regulations promulgated under Code Section 72(m)(7).

      "Elective Deferrals" means the pre-tax contributions made to the ESOP or other tax-qualified plan by an Employer on behalf of a Participant pursuant to a salary reduction agreement entered into by the Participant under Code Section 401(k).

      "Employee" means any employee of an Employer who meets the eligibility criteria set out in Section 4 of this Plan.

      "Employer" means the Company and each Affiliated Company that consents to the adoption of the Plan.

      "ESOP" means the Questar Corporation Employee Investment Plan, as amended from time to time, or any successor plan. Such plan is qualified under the provisions of Code Section 401(a).

      "Fair Market Value" means the closing price of the Company's common stock as reported on the composite tape of the New York Stock Exchange for any given valuation date or the next preceding day on which sales took place if no sales occurred on the actual valuation date.

      "Participant" means an Employee who has made an election under
Section 5 of this Plan.

      "Plan" means the plan set forth in and created by this document and all subsequent amendments thereto.

      "Plan Year" means the fiscal year of the Plan, which shall coincide with the Company's fiscal year.

      Any capitalized term used in this Plan for which no definition is given shall have the same meaning given such term in the ESOP.

2.    Purpose of Plan.

      The purpose of the Plan is to provide a benefit to an Employee approximately equal to the benefit he would have received under the ESOP if the Compensation Limit were inapplicable, or if the Employee had not elected to defer receipt of Compensation to an amount below the Ceiling Limit, and the Employee contributed to the ESOP an amount equal to the amount of Compensation deferred under this Plan.

3.    Administration.

      The Management Performance Committee of the Company's Board of Directors shall construe and administer the Plan and shall have full authority to make such rules and regulations deemed necessary or desirable to carry out such administration. The Management Performance Committee may appoint an officer or department to assist with the administration of the Plan. All interpretations of the Plan by the Committee shall be final and binding on all parties, including Participants, Beneficiaries and Employers.

4.    Eligibility.

      All officers and key managers whose annual Compensation is expected to exceed $125,000 and who participate in the ESOP are eligible to participate in the Plan.

5.    Election to Defer Compensation and Deemed Investment.

      (a) Deferral Election. In order to participate in the Plan during 1989, an Employee must make an election to defer from 2 to 6 percent of his annual Compensation in excess of the Compensation Limit. For the first Plan Year, which is a partial Plan Year, such election must be made at or prior to the effective date of this Plan and can only be made as to Compensation to be paid for future services. For all subsequent Plan Years, the election must be made prior to the first day of the Plan Year in which it is to become effective and can only be made with respect to Compensation to be paid for future services. A deferral election, once made, shall remain in effect for subsequent Plan Years until it is revoked or modified by the Participant. A Participant can modify or revoke his deferral election with respect to Compensation to be paid for future services by submitting a new election or a revocation prior to the beginning of the Plan Year in which such new deferral election or revocation is to become effective. All notices of election or revocation shall be made on forms prepared by the Company's Secretary and shall be dated, signed, and filed with the Company's Secretary.

      (b) Deemed Investment. Any amounts deferred by a Participant shall be accounted for as if invested in shares of Common Stock purchased at a price equal to the average price paid for shares of Common Stock purchased by the trustee of the ESOP during the quarter (prior to January 1, 1996) or month (after such date) in which the deferrals are made under this Plan. This amount shall be credited to a Participant's account on a monthly (quarterly prior to January 1, 1996) basis. In addition, a Participant's account shall be credited on a quarterly basis with an amount equal to the dividends that would have become payable during the deferral period if actual purchases of Common Stock had been made, with such dividends accounted for as if invested in Common Stock as of the payable date for such dividends. Any credited shares treated as if they were purchased with dividends shall be deemed to have been purchased at a price equal to the average price of shares purchased with reinvested dividends under the ESOP during the quarter in which the deemed purchases are treated as being made under this Plan. Each share of Common Stock that is deemed to be purchased under this Paragraph 5(b) shall be reflected in a Participant's account as a Deferred Share.

6.    Matching Allocations.

      (a) Amount. A Participant who makes an election under Section 5 is entitled to the same Matching Allocations as are made under the terms of the ESOP. The Matching Allocations are 100 percent for the first 2 percent of contributed Compensation; 75 percent for the second 2 percent; and 50 percent for the last 2 percent.

      If there are any Excess ESOP Allocations under the ESOP for a Plan Year, a Participant shall be entitled to an additional allocation under this Plan if he is employed by an Employer on the last day of such Plan Year or if his employment terminated during such Plan Year as a result of an event described in 3.5.1, 3.5.2 or 3.5.3 of the ESOP. Such additional allocation, or "Excess ESOP Allocation," shall be equal to the amount determined by multiplying the Excess ESOP Allocations for a Plan Year under the ESOP by a fraction, the numerator of which shall be the total Compensation deferred by the Participant under this Plan for such Plan Year, and the denominator of which shall be the sum of the numerator and all Eligible Persons' Employee Contributions and Elective Deferrals made under the ESOP for such Plan Year.

      The amount of Matching Allocations shall be accounted for as if invested in shares of Common Stock purchased at a price equal to the average price paid for shares of Common Stock purchased by the trustee of the ESOP during the month (quarter prior to January 1, 1996) in which Matching Allocations are deemed to be made under this Plan. Common Stock deemed to have been purchased with Matching Allocations shall be credited to a Participant's account on a monthly (quarterly prior to January 1, 1996) basis. The amount of any Excess ESOP Allocations for a Plan Year shall be accounted for as if invested in shares of Common Stock purchased at a price equal to the average price paid for shares of Common Stock purchased by the trustee of the ESOP during the last month (quarter prior to January 1, 1996) of such Plan Year. Common Stock deemed to have been purchased with Excess ESOP Allocations shall be credited to a Participant's account as of the last day of the Plan Year to which such Excess ESOP Allocations relate.

      In addition, a Participant's account shall be credited on a quarterly basis with an amount equal to the dividends that would have become payable during the deferral period if actual purchases of Common Stock had been made, with such dividends accounted for as if invested in Common Stock as of the payable date for such dividends. Any credited shares treated as if they were purchased with dividends shall be deemed to have been purchased at a price equal to the average price paid for shares purchased with reinvested dividends under the ESOP during the quarter in which the deemed purchases are treated as being made under this Plan. Each share of Common Stock that is deemed to be purchased under this Section 6 shall be reflected in the Participant's account as a Deferred Share.

      (b) Vesting. A Participant shall be vested in the portion of his account attributable to Matching Allocations and Excess ESOP Allocations to the same extent as such Participant is vested in any Matching
Allocations and Excess ESOP Allocations credited to his account under the ESOP.

7.    Integration with Other Plans.

      If an Employee elects to reduce his Compensation under the terms of the Questar Corporation Deferred Compensation Plan, six percent of any Compensation deferred by the Participant shall be accounted for under the terms of this Plan, even if his election under the Deferred Compensation Plan reduces his Compensation below the Compensation Limit. The Participant shall receive the benefit of Matching Allocations and Excess Matching Allocations as provided in this Plan. A Participant's benefits (if any) under the Company's Executive Incentive Retirement Plan shall be based on the Participant's base salary including any base salary deferred under the terms of this Plan and the Company's Deferred Compensation Plan or any base salary reduction under the Company's ESOP or Cafeteria Plan. A Participant's benefits (if any) under the Company's Supplemental Executive Retirement Plan or Equalization Benefit Plan shall be based on the Participant's Compensation plus any Compensation deferred under the terms of this Plan or the Company's Deferred Compensation Plan.

8.    Statement of Deferred Share Account.

      An annual statement shall be sent to each Participant within 60 days following the end of each year showing for each preceding Plan Year the Compensation deferred, Matching Allocations, Excess ESOP Allocations, the total Deferred Shares credited to the Participant's account, and the number of these Deferred Shares that are attributable to the Participant's deferred Compensation, to Matching Allocations, Excess ESOP Allocations, and to reinvested dividends. Such information shall be shown on a monthly (quarterly prior to January 1, 1996) basis.


9.    Payment of Account Balance.

      (a) Period of Deferral. When making the first deferral election under Paragraph (a) of Section 5, a Participant shall elect to receive all deferred Compensation, Matching Allocations, and Excess ESOP Allocations either in a lump-sum payment within 45 days following his death, Disability, or termination of employment or in a number of annual installments (not to exceed four), the first of which would be payable within 45 days following his death, Disability or termination of employment with each subsequent payment payable one year thereafter.
The account balance shall be valued using the Fair Market Value of the Company's Common Stock on the last day of the calendar month preceding payment and shall be converted to a cash balance based upon such Fair Market Value. Under an installment payout, the Participant's first installment shall be equal to a fraction of the balance credited to his account as of the last day of the calendar month preceding such payment, the numerator of which is one and the denominator of which is the total number of installments selected. The amount of each subsequent payment shall be a fraction of the balance in the Participant's account as of the last day of the calendar month preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

      (b) Adverse Tax Determination. If there is a determination by the Internal Revenue Service (IRS) that a Participant should be taxed on some or all of the amounts allocated to his account prior to the distribution date(s) elected under Paragraph (a) of this Section 9, the Participant may elect to have all amounts determined to be currently taxable paid to him immediately prior to the time he must pay any taxes owed as a result of such IRS determination.

      (c) Change in Control. Notwithstanding any other provision of this Plan, if the Company obtains actual knowledge of a "Change in Control" of the Company (as defined below), then all Deferred Shares credited to a Participant's account shall be converted to cash equal in amount to the Fair Market Value of the Deferred Shares if converted into shares of the Company's Common Stock. At the Participant's election, the cash shall be distributed to him within 60 days following the date upon which the Company obtained actual knowledge of such Change in Control. The account balance shall be valued using the Fair Market Value of the Company's Common Stock on the last day of the calendar month preceding payment. As used herein, a "Change in Control" of the Company shall be deemed to have occurred if (i) an "Acquiring Person" (as such term is defined in the Rights Agreement dated as of February 13, 1996, between the Company and Chemical Mellon Shareholder Services L.L.C. ("Rights Agreement")) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934.) of securities of the Company representing 15 percent or more of the combined voting power of the Company, or (ii) the stockholders of the Company approve (A) a plan of merger or consolidation of the Company (unless, immediately following consummation of such merger or consolidation, the persons who held the Company's voting securities immediately prior to consummation thereof will hold at least a majority of the total voting power of the surviving or new company), or (B) a sale or disposition of all or substantially all assets of the Company, or (C) a plan of liquidation or dissolution of the Company. A Change in Control shall also include any act or event that, with the passage of time, would result in a Distribution Date, within the meaning of the Rights Agreement.

      (d) Method of Payment. All amounts credited to a Participant's account shall be distributed to him or, in the event of his death, to his Beneficiary, in cash and in accordance with the election made by the Participant.

      (e) Source of Payments. Each participating Employer will pay all benefits for its Employees arising under this Plan, and all costs, charges and expenses relating thereto, out of its general assets.

10.   Amendment and Termination of Plan.

      The Plan may be amended, modified or terminated by the Company's Board of Directors at any time. Provided, however, no such amendment, modification or termination shall be made in the event there is a Change in Control, as defined in Paragraph (c) of Section 9. In addition, no amendment, modification, or termination shall reduce any deferred benefit under the Plan reflected in a Participant's account prior to the date of such amendment or termination.

11.   Non-assignability of Benefits.

      To the extent consistent with applicable law, the Participant's deferred benefits under this Plan shall not be assigned, transferred, pledged, or encumbered or be subject in any manner to alienation or attachment.

12.   No Creation of Rights.

      Nothing in this Plan shall confer upon any Participant the right to continue as an Employee or to receive annual Compensation in excess of the Compensation Limit. The right of a Participant to receive a cash distribution shall be an unsecured claim against the general assets of his Employer. Nothing contained in this Plan nor any action taken hereunder shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Participants, Beneficiaries, or any other persons. All accounts under the Plan shall be maintained for bookkeeping purposes only and shall not represent a claim against specific assets of any Employer.

13.   Effective Date.

      The Plan, as originally adopted, was effective on July 1, 1989. The Plan, as amended and restated, is effective February 13, 1996, and shall remain in effect until it is discontinued by action of the Company's Board of Directors.